ELKOR REALTY CORPORATION

                              April 15, 1996

VIA FACSIMILE
847/317-4462 and

VIA MESSENGER
The Balcor Company
2355 Waukegan Road
Suite A-200
Bannockburn, Illinois  60015

Attention:  Mr. Al Lieberman and Ms. Ilona Adams

     Re:  Hawthorne Heights Apartments, Indianapolis, Indiana (the "Property")

Dear Mr. Lieberman and Ms. Adams:

     Reference is made to that certain Agreement of Sale dated as of March 21, 1996 by and between Elkor Realty Corporation ("Purchaser") and Hawthorne Heights Limited Partnership ("Seller"), as amended by that certain First Amendment to Agreement of Sale dated as of April 4, 1996 (as amended, the "Agreement"). Any capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Pursuant to Paragraph 16 of the Agreement, this shall serve as Purchaser's Notice of Disapproval of the Documents and the condition of the Property, and Purchaser hereby terminates the Agreement. Enclosed is the Notice of Disapproval required under the Escrow Agreement. The Escrow Agent is hereby authorized to return the Earnest Money to Purchaser in accordance with the Agreement and the Escrow Agreement.

     The undersigned has not received any Reports other than previously provided by Seller.

                              Very truly yours,

                              ELKOR REALTY CORPORATION


                              By:  /s/ Jeffrey S. Elowe
                              Its:  President

cc:  Morton Poznak, Esq. (via facsimile, 312/222-0818)
       Ms. Frances Chetta (via facsimile, 713/242-1144)
       Stephen L. Berger, Esq.
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